SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant  [ ]
Filed by a Party other than the Registrant  [ X ]

Check the appropriate box:

[   ] Preliminary Proxy Statement     [  ]  Confidential, For Use of the
                                            Commission Only (as
                                            permitted
                                            by Rule 14a-6(e)(2))

[   ]     Definitive Proxy Statement

[ X ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12
                           EXCELSIOR INCOME SHARES, INC.
------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)
                             Ralph W. Bradshaw
------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
and 0-11.

          (1) Title of each class of securities to which transaction applies: _____________________________________________

          (2) Aggregate number of securities to which transaction applies: _____________________________________________

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                 ______________________________________________________
          (4)    Proposed maximum aggregate value of transaction:
                 ______________________________________________________
          (5)    Total fee paid:_______________________________________
 [   ]     Fee paid previously with preliminary materials.



[   ]   Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the
offsetting fee was paid previously.   Identify the previous filing by
registration statement number, or the form or schedule and the date of its filing.

       (1)   Amount previously paid:
             _______________________________________
       (2)   Form, Schedule or Registration Statement No.:
             _______________________________________
       (3)   Filing Party:
             _______________________________________
       (4)   Date Filed:
             _______________________________________





                           Ralph W. Bradshaw
         One West Pack Square, Suite 750, Asheville, NC  28801
               828-255-4833  Fax: 828-210-8183

March 23, 2001

Dear Fellow Stockholders:

As a stockholder in Excelsior Income Shares, Inc., (the "Fund"), I am concerned with the persistent double-digit discount to Net Asset Value("NAV")at which shares of the Fund have traded. As the following graph shows, the problem has continued for years. In addition, data from March 16, 2001 also reveals that the Fund's yield is currently near the bottom in its peer group of closed-end funds.

Fund's Persistent Discount Problem
12/31/94 12/31/95 12/31/1996 12/31/1997 12/31/1998 12/31/1999 12/31/2000
Year-End Price Discount to NAV
-13.3%-15.5% -13.2% -19.1% -11.8% -9.6% -13.6%

United States Trust Company of New York, the Fund's Advisor, has chosen not to renew its advisory agreement with the Fund. With this change, I believe that it is time for the Fund to take effective steps to address its discount problems.

To help give stockholders a stronger voice on matters affecting the value of their investments in the Fund at the 2001 Meeting of Stockholders, I intend to nominate myself and four other individuals as candidates for election as directors of the Fund.

I am committed to exploring and implementing measures intended to increase the market price of your shares. If elected, I would encourage the Board of Directors to consider and to implement a variety of actions designed to enhance stockholder value.

An obvious example would be significant perpetual repurchases of shares in the market whenever they are trading at a discount. These repurchases would have the effect of increasing NAV per share and the likely effect of reducing the discount and increasing the yield per share. This could be accomplished without any additional portfolio risk.

Effective methods of enhancing the market value of the shares are likely to reduce the size of the Fund and the corresponding management fees. For this reason, most fund managers are reluctant to engage in aggressive share repurchase programs. However, the shareholders of the Fund need to evaluate their own interests and decide if those interests could be better served by more independence on the Board.

Our perspective is independent from that of directors affiliated with or nominated by the existing management. If elected, we will bring a range of experience gained as active directors on several closed-end fund boards.
I believe that the benefits of cost control, investment focus, and responsiveness to shareholder concerns that are being undertaken in these other funds will also be beneficial to the shareholders of Excelsior Income Shares, Inc. The election of independent representatives serves as a catalyst for change by sending an unmistakable message that the status quo is unacceptable to the owners of the Fund.

I do not intend to spend a lot of money on expensive lawyers, multiple mailings, and proxy solicitors who will call you on the telephone and try to influence your vote. Please send a message to our Fund's management by voting on and returning the green proxy card.

Please read the attached Proxy Statement carefully. It contains additional information about issues that will be raised at the Fund's annual meeting.


To enable us to vote your shares on these issues, PLEASE MARK, SIGN, and DATE AND RETURN THE ENCLOSED [GREEN] PROXY CARD IN THE POSTAGE PAID ENVELOPE THAT HAS BEEN PROVIDED. You may vote on all proposals contained in the Fund's [WHITE] proxy card by using the enclosed [GREEN] proxy card. Instructions for executing the [GREEN] proxy card follow below.

If you have already returned the [WHITE] proxy card sent to you by the Fund, you may revoke that proxy and vote for our nominees and proposals by marking, signing, dating and mailing a later dated [GREEN] proxy card.

AFTER SUBMITTING A [GREEN] PROXY CARD, PLEASE DO NOT RETURN A [WHITE] PROXY CARD(EVEN IF YOU ARE VOTING AGAINST THE NOMINEES NAMED IN THE FUND'S PROXY STATEMENT). DOING SO WILL REVOKE YOUR [GREEN] PROXY CARD.

Thank you for taking an active role in improving your investment in the Fund.

If you have any questions, please call me at (828) 255-4833

Sincerely yours,



Ralph W. Bradshaw